Exhibit 99.1

Press Release

Asia Pay announces signing of Memorandum of Understanding with MAX TO One Co., LTD. for credit card processing services in Japan

November 8, 2004(Seattle, WA and Beijing) - Asia Payment Systems, Inc. (NASD OTC BB: APYM) is pleased to announce today that it has signed a Memorandum of Understanding for credit card processing services in Japan with MAX TO ONE Co., LTD. "MTO", a Japanese company based in Tokyo.

Asia Pay is an Asian-based credit card processing merchant services company, which is developing a network to provide credit card clearing services to merchants and financial institutions in China. Asia Pay is in the final stages of negotiation with several Asian clients to provide processing services. The primary focus of future development efforts will be the rapidly growing Chinese credit card market. Asia Pay aims to become a leading China-wide provider of world-class third-party processing services to bankcard accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and issuers of merchandise and other retail cards.

Matt Mecke, President & CEO of Asia Pay announced "Asia Pay and MTO are working closely together to create an ISO (Independent Sales Organization) type relationship whereby Asia Pay will process credit card transactions from MTO and their related merchants. We hope to continue to work closely with MTO to identify and convert Japanese merchants to begin processing their Domestic and International transactions through the Asia Pay Japan processing system. We will be providing card processing solutions for both traditional dial up POS terminal merchants and IP (no POS present) merchant transactions across the whole of the Japanese card accepting merchant industry."

About Asia Payment Systems, Inc.

Asia Pay is a Nevada incorporated company with offices in Seattle, WA, Hong Kong, Beijing and Shenzhen, China. Asia Pay develops credit card processing networks which provides clearing services to Merchants, Oil Companies, and Financial Institutions in China, Japan, and in related markets elsewhere in Asia.

Asia Pay's mission is to be a national provider of world-class third-party processing services in China to bankcard accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and to issuers of merchandise and other retail cards.

About MAX TO ONE Co., LTD.

MTO is a Japanese Company based in Tokyo that processes e-commerce and POS based Credit Card Transactions for Tokyo Merchants. MTO also serves as an agent for Japanese Domestic Credit Card Companies.

For more information about Asia Payment Systems, Inc. (Asia Pay), please visit:

www.asia-pay.com

Contacts:

Asia Payment Systems, Inc.
Matt Mecke
President & CEO
Tel. +1-866-877-APAY
Fax +1-206-470-1150
ir@asia-pay.com